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                                                                   EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements No. 333-28965 and 333-59125 of General Cable Corporation on Form S-8 of our report dated January 29, 2001 (except for Note 21 as to which the date is March 8, 2001) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in General Cable's method of accounting for its North American non-metals inventory from the first-in first-out (FIFO) method to the last-in first-out method (LIFO) effective January 1, 2000) appearing in the Annual Report on Form 10-K of General Cable Corporation for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Registration Statement.



DELOITTE & TOUCHE LLP
Cincinnati, Ohio
August 23, 2001